UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 20, 2010

AirTran Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada

State of Incorporation:

1-15991	58-2189551
Commission file number:	I.R.S. Employer Identification No:

9955 AirTran Boulevard, Orlando, Florida 32827

(Address of principal executive offices) (Zip Code)

(407) 318-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As part of its succession planning, and to ensure the continued availability of one of its current executive officers, on August 20, 2010, AirTran Holdings, Inc. (the “Company”) entered into an agreement with Richard P. Magurno, its Senior Vice President, General Counsel and Secretary amending Mr. Magurno’s executive benefits agreement (such agreement as amended, the “Agreement”). Effective August 31, 2010, Mr. Magurno will resign his title as General Counsel of both the Company and of the Company’s AirTran Airways, Inc. (“Airways”) subsidiary. Pursuant to the terms of the Agreement, Mr. Magurno’s employment as Senior Vice President and Secretary of the Company and of Airways will continue through March 31, 2011. In connection with the Agreement, Mr. Magurno will receive, effective August 31, 2010, 26,143 shares of restricted common stock of the Company and has irrevocably relinquished vested options to acquire 133,000 shares of such common stock. Mr. Magurno’s other compensation arrangements continue under the Agreement substantially as such agreement was in effect prior to its amendment.

Separately, the Company announced that effective August 31, 2010, Steven A. Rossum, currently Airways’s Executive Vice President- Corporate Development and Assistant Secretary of the Company and Airways will become the chief legal officer of the Company and Airways with the title of Executive Vice President and General Counsel of both entities. Mr. Rossum will also continue as an Assistant Secretary of the Company and Airways.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press release of AirTran Holdings, Inc, dated August 24, 2010.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

AirTran Holdings, Inc.

Date: August 24, 2010	By:	/s/ Arne G. Haak
Arne G. Haak
Senior Vice President of Finance, Treasurer and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release of AirTran Holdings, Inc., dated August 24, 2010.